Exhibit 1.1

[•] Shares

EXTRACTION OIL & GAS, INC.

Common Stock

UNDERWRITING AGREEMENT

[•], 2016

CREDIT SUISSE SECURITIES (USA) LLC

BARCLAYS CAPITAL INC.

GOLDMAN, SACHS & CO.

As Representatives of the Several Underwriters

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue,

New York, New York 10010-3629

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Dear Sirs:

1.                                      Introductory.  Extraction Oil & Gas, Inc., a Delaware corporation (“Company”), agrees with Credit Suisse Securities (USA) LLC (“Credit Suisse”), Barclays Capital Inc. (“Barclays”) and Goldman, Sachs & Co. (“Goldman Sachs” and, collectively with Credit Suisse and Barclays, the “Representatives”), as representatives of the several Underwriters named in Schedule A hereto (“Underwriters”), to issue and sell to the several Underwriters [•] shares of its common stock (“Securities”) (such [•] shares of Securities being hereinafter referred to as the “Firm Securities”). The Company also agrees to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than [•] additional shares of its Securities (the “Optional Securities”) as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities.”  As part of the offering contemplated by this Agreement, Wells Fargo Securities, LLC (“Wells Fargo”) has agreed to reserve out of the Firm Securities purchased by it under this Agreement, up to [•] shares, for sale to the Company’s directors, officers, employees and other parties associated with the Company (collectively, “Participants”), as set forth in the Final Prospectus (as defined herein) under the heading “Underwriting (Conflicts of Interest)” (the “Directed Share Program”). The Firm Securities to be sold by Wells Fargo pursuant to the Directed Share Program (the “Directed Shares”) will be sold by Wells Fargo pursuant to this Agreement at the public offering price. Any Directed Shares not subscribed for by the end of the business day on which this Agreement is executed will be offered to the public by the Underwriters as set forth in the Final Prospectus.

It is understood and agreed to by all parties that concurrently with, or prior to, making the proposed issuance and sale of the Offered Securities (the “Offering”), the Company, will enter into certain corporate reorganization transactions (the “Reorganization Transactions”), pursuant to which the following transactions will occur:

(a)                                               The Company will convert form a Delaware limited liability company into a Delaware corporation; and

(b)                                               Extraction Oil & Gas Holdings, LLC, a Delaware limited liability company (“Holdings”) will merge with and into the Company, and the Company will be the surviving entity to the merger. Holdings’ equityholders, other than the holders of Holdings’ Series B Preferred Units, will receive an aggregate of [•] Securities based on the relative levels of ownership in Holdings with the allocation of such Securities to be later determined by reference to an implied valuation of the Company based on the 10-day volume weighted average trading price of the Securities, pursuant to and in accordance with Holdings’ Third Amended and Restated Limited Liability Company Agreement and that certain Stakeholders’ Agreement by and between the Company, Holdings and certain equityholders of Holdings.

2.                                      Representations and Warranties of the Company.  (a) The Company represents and warrants to, and agrees with, the several Underwriters that:

(a)                                               Filing and Effectiveness of Registration Statement; Certain Defined Terms.  The Company has filed with the Commission a registration statement on Form S-1 (No. 333-213634) covering the registration of the Offered Securities under the Act, including a related preliminary prospectus or prospectuses.  At any particular time, this initial registration statement, in the form then on file with the Commission, including all information contained in the registration statement (if any) pursuant to Rule 462(b) and then deemed to be a part of the initial registration statement, and all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Initial Registration Statement.”  The Company may also have filed, or may file with the Commission, a Rule 462(b) registration statement covering the registration of Offered Securities.   At any particular time, this Rule 462(b) registration statement, in the form then on file with the Commission, including the contents of the Initial Registration Statement incorporated by reference therein and including all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Additional Registration Statement.”

As of the time of execution and delivery of this Agreement, the Initial Registration Statement has been declared effective under the Act and is not proposed to be amended. Any Additional Registration Statement has or will become effective upon filing with the Commission pursuant to Rule 462(b) and is not proposed to be amended. The Offered Securities all have been or will be duly registered under the Act pursuant to the Initial Registration Statement and, if applicable, the Additional Registration Statement.

For purposes of this Agreement:

“430A Information,” with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).

“430C Information,” with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means [•] [A.M.][P.M.] (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” with respect to the Initial Registration Statement or, if filed prior to the execution and delivery of this Agreement, the Additional Registration Statement, means the date and time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). If an Additional Registration Statement has not been filed prior to the execution and delivery of this Agreement but the Company has advised the Representatives that it proposes to file one, “Effective Time” with respect to such Additional Registration Statement means the date and time as of which such Registration Statement is filed and becomes effective pursuant to Rule 462(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430A Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

The Initial Registration Statement and the Additional Registration Statement are referred to collectively as the “Registration Statements” and each individually as a “Registration Statement.”  A “Registration Statement” with reference to a particular time means the Initial Registration Statement and any Additional Registration Statement as of such time.  A “Registration Statement” without reference to a time means such Registration Statement as of its Effective Time.  For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.

“Rules and Regulations” means the rules and regulations of the Commission.

“Statutory Prospectus” with reference to a particular time means the prospectus included in a Registration Statement immediately prior to that time, including any 430A Information or 430C Information with respect to such Registration Statement.  For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b)  Compliance with the Requirements of the Act.  (i) (A) At their respective Effective Times and (B) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations, (ii) at their respective Effective Times, each of the Registration Statements did not and, as amended or supplemented, as applicable, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) on the date of this Agreement, at their respective Effective Times or issue dates and on each Closing Date, each Registration Statement, the Final Prospectus, any Statutory Prospectus, any prospectus wrapper and any Issuer Free Writing Prospectus complied or comply, and such documents and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which the Final Prospectus, any Statutory Prospectus, any prospectus wrapper or any Issuer Free Writing Prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Share Program.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c)                                                Ineligible Issuer Status.  (i) At the time of the initial filing of the Initial Registration Statement and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(d)                                               General Disclosure Package.  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus, dated [•], 2016 (the “Preliminary Prospectus”) (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(b) hereof.

(e)                                                Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption of Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)                                               Good Standing of the Company.  The Company has been duly incorporated or formed, as applicable, is validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the State of Delaware and is duly qualified to do business and in good standing as a foreign corporation or limited liability company, as applicable, in good standing in all other jurisdictions listed on Schedule D hereto in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, properties, business or prospects of the Company taken as a whole (a “Material Adverse Effect”).  The Company has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged.  After giving effect to the Reorganization Transactions, the Company will not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed on Schedule C hereto (“Subsidiaries”).

(g)                                                Subsidiaries.  Each of the Subsidiaries has been duly incorporated or formed, as applicable, and is existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, with power and authority (corporate or other) to own its properties and conduct its business as described in the General Disclosure Package; and each Subsidiary is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions listed on Schedule D hereto in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or limited liability company interest, as applicable, of each Subsidiary has been duly authorized and validly issued and, in the case of any such corporation, is fully paid and nonassessable; and the capital stock or limited liability company interests, as applicable, of each Subsidiary owned by the Company, directly or indirectly, is owned free from liens, encumbrances and defects, other than those arising under the Credit Agreement, dated as of September 24, 2014, by and among Extraction Oil & Gas Holdings, LLC, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, as heretofore amended, restated, modified or supplemented, or as otherwise would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)                                               Authorization of Agreement.  The Company has all requisite corporate power to execute, deliver and perform its respective obligations under this Agreement.  This Agreement has been duly authorized and validly executed and delivered by the Company.

(i)                                                 Offered Securities.  The Offered Securities and all other outstanding shares of capital stock of the Company, after giving effect to the Reorganization Transactions, will have been duly authorized; after giving effect to the Reorganization Transactions, the authorized equity capitalization of the Company will be as set forth in the General Disclosure Package; after giving effect to the Reorganization Transactions, all outstanding shares of capital stock of the Company will be, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable, will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus in all material respects; except as disclosed in the General Pricing Disclosure and the Final Prospectus, the stockholders of the Company have no preemptive rights with respect to the Offered Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(j)                                                Absence of Defaults and Conflicts Resulting from Transaction.  The issue and sale of the Offered Securities, the execution, delivery and performance by the Company of this Agreement, the application of the proceeds from the sale of the Offered Securities as described under “Use of Proceeds” in each of the General Disclosure Package and the Final Prospectus and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company or its Subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the property or assets of the Company or its Subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of the Company or its Subsidiaries, or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its Subsidiaries or their properties or assets, except, with respect to clauses (i) and (iii), conflicts, breaches, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.

(k)                                               Absence of Further Requirements.  No consent, approval, authorization or order of, or filing, registration or qualification with any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets is required for the issue and sale of the Offered Securities, the execution, delivery and performance by the Company of this Agreement, the application of the proceeds from the sale of the Offered Securities as described under “Use of Proceeds” in each of the General Disclosure Package and the Final Prospectus and the consummation of the transactions contemplated hereby and thereby, except for (i) such as have been, or prior to the Closing Date, will be, obtained or made, (ii) such consents, approvals, authorizations, orders, filings, registrations or qualifications as may be required under state securities or Blue Sky laws or by the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the purchase and distribution of the Offered Securities by the Underwriters, each of which has been obtained and is in full force and effect and (iii) for such consents that, if not obtained, have not or would not, in the aggregate reasonably be expected to have a Material Adverse Effect.

(l)                                                 Historical Financial Statements.  The historical financial statements (including the related notes and supporting schedules) included in the General Disclosure Package and the Final Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and, except as disclosed in the General Disclosure Package and the Final Prospectus, have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved.

(m)                                           Pro Forma Financial Statements.  The unaudited pro forma financial statements and the related notes thereto included under the heading “Pro Forma Financial Statements” in the General Disclosure Package and the Final Prospectus present fairly in all material respects the information contained therein and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustment used therein are appropriate to give effect to the transactions and circumstances referred to therein. The pro forma adjustments comply as to form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X under the Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

The unaudited pro forma financial statements included in the General Disclosure Package and the Final Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the unaudited pro forma financial statements included in the General Disclosure Package and the Final Prospectus.  The unaudited pro forma financial statements included in the General Disclosure Package and the Final Prospectus comply as to form in all material respects with the applicable requirements of Regulation S-X under the Act. The other financial information and data included in the Final Prospectus under the caption “Prospectus Summary—Summary Historical and Pro Forma Financial and Operating Data” has been derived from the accounting records of the Company and presents fairly in all material respects the information shown thereby.

(n)                                               Auditors.  Each of PricewaterhouseCoopers LLP (“PwC”), Hein & Associates LLP (“Hein”) and KPMG LLP (“KPMG”), who has certified certain financial statements of the Company or assets acquired by the Company, whose report appears in the General Disclosure Package and the Final Prospectus and who has delivered the initial letter referred to in Section 7(a)

hereof, is an independent public accounting firm within the meaning of the Act and the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (the “PCAOB”).

(o)                                               Internal Controls and Compliance with the Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to the Company. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the General Disclosure Package and Final Prospectus, since the date of the most recent balance sheet of the Company and its Subsidiaries reviewed or audited by PwC, (i) the Company has not been advised of or become aware of (A) any material weakness in the design or operation of internal controls that could adversely affect the ability of the Company or its Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its Subsidiaries; and (ii) there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(p)                                               No Material Adverse Change in Business.  Except as described in the General Disclosure Package and the Final Prospectus, since the end of the period covered by the latest audited financial statements included the General Disclosure Package and the Final Prospectus, (i) neither the Company nor its Subsidiaries has (A) sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or court or governmental action, order or decree, (B) issued or granted any securities, (C) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (D) entered into any material transaction not in the ordinary course of business, or (E) declared or paid any dividend or distribution on its capital stock or limited liability company interests, as applicable, and (ii) there has not been any change in the capital stock or limited liability company interests, as applicable, or long-term debt of the Company or its Subsidiaries or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company or its Subsidiaries, taken as a whole, in each case as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)                                               Title to Property.  After giving effect to the Reorganization Transactions, the Company and its Subsidiaries will have good and marketable title to, or will have valid rights to lease or otherwise use, all items of real property and good and marketable title to, or will have valid rights to lease or otherwise use, all items of personal property that are material to the conduct of the respective businesses of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except any liens, encumbrances and defects (i) as are described in the General Disclosure Package and the Final Prospectus, (ii) that do not materially interfere with the use made and proposed to be made of such property by such entity, (iii) incurred or granted under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration, participation and production agreements, in each case that secure payment of amounts not yet due and payable for the performance of other unmatured obligations and are of a scope and nature customary in the oil and gas industry or arise in connection with drilling and production operations or (iv) as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)                                                Rights-of-Way.  After giving effect to the Reorganization Transactions and except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries will have such consents, easements, rights-of-way or licenses from any person as are necessary to enable the Company to conduct its business in the manner described in the General Disclosure Package and the Final Prospectus, subject to qualifications as may be set forth in the General Disclosure Package and the Final Prospectus.

(s)                                               Possession of Licenses and Permits.  After giving effect to the Reorganization Transactions, the Company and its Subsidiaries will have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the General Disclosure Package and the Final Prospectus, except for any of the foregoing that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  After giving effect to the Reorganization Transactions, the Company and its Subsidiaries will have fulfilled and performed all of their obligations with respect to the Permits, and no event will have occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor its Subsidiaries have received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course.

(t)                                                Possession of Intellectual Property.  After giving effect to the Reorganization Transactions, the Company and its Subsidiaries will own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses and will have no reason to believe that the conduct of their respective businesses will conflict with, and will have not received any notice of any claim of conflict with, any such rights of others, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u)                                               Litigation.  Except as described in the General Disclosure Package and the Final Prospectus, there are no legal or governmental proceedings pending to which the Company or its Subsidiaries is a party or of which any property or assets of the Company or its Subsidiaries is the subject that would, in the aggregate, reasonably be expected to have a Material Adverse Effect or would, in the aggregate, reasonably be expected to have a material adverse effect on the performance by the Company of the performance of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.  To the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(v)                                               Absence of Existing Defaults and Conflicts.  Neither the Company nor its Subsidiaries is (i) in violation of its charter or by-laws (or similar organizational documents), (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w)                                             Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company and its Subsidiaries (i) are in compliance with all applicable federal, state and local laws, regulations, ordinances, rules, orders, judgments, decrees, permits and other legally enforceable requirements relating to pollution, the protection of human health or safety (to the extent such health or safety relate to exposure to hazardous or toxic substances or wastes, pollutants or contaminants), the environment, or natural resources, or to use, handling, storage, manufacture, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have timely applied for or received and are in compliance with all such received permits, authorizations and approvals required of them by Environmental Laws to conduct their respective businesses as currently conducted, and (iii) have not received written notice, or, with respect to the Company, otherwise have knowledge of, any actual or alleged (y) violation of Environmental Laws or (z) of liability under Environmental Laws for the disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except for any such failure to comply, or such failure to receive such required permits, authorizations or approvals, or such receipt of notice or such knowledge of such violation or liability, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as described in the General Disclosure Package and the Final Prospectus, there are no proceedings that are pending, or known to be contemplated, against the Company or its Subsidiaries under Environmental Laws in which a governmental authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed.

(x)                                               Tax Returns.  The Company and its Subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effective, there is no tax deficiency that has been determined adversely to the Company or its Subsidiaries, nor does the Company have any knowledge of any tax deficiencies that have been, or would reasonably be expected to be asserted against the Company or its Subsidiaries that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y)                                               Investment Company Act.  The Company is not, and after giving effect to the offer and sale of the Offered Securities and the application of the proceeds therefrom as described under “Use of Proceeds” in each of the General Disclosure Package and the Final Prospectus, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Commission thereunder.

(z)                                                Reserve Engineers.  Ryder Scott Company, L.P. (“Ryder Scott”), whose reports appear in the General Disclosure Package and the Final Prospectus and who has delivered the letter referred to in Section 7(b) hereof, was, as of the date of such report, and is, as of the date hereof, an independent petroleum engineer with respect to the Company.

(aa)                                        Absence of Manipulation.  The Company and its Subsidiaries, and, to the Company’s knowledge, the Company’s affiliates, have not taken, directly or indirectly, any action designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Offered Securities.

(bb)                                        No Unlawful Payments.  None of the Company or its Subsidiaries, nor, to the knowledge of the Company, after due inquiry, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or its Subsidiaries, have in the course of their actions for, or on behalf of the Company or its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official, “foreign office” (as defined in the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom, as amended, or any other applicable anti-corruption or anti-bribery laws or statutes; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, foreign official or employee; and the Company and its Subsidiaries and, to the knowledge of the Company, the affiliates of the Company have conducted their respective businesses in compliance with the FCPA, the Bribery Act 2010 of the United Kingdom, as amended, and any other applicable anti-corruption or anti-bribery laws or statutes.

(cc)                                          Compliance with Anti-Money Laundering Laws.   The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company and any of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(dd)                                        Compliance with Sanction Laws.  None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or its Subsidiaries, are currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); and (i) the Company and its Subsidiaries are not located, organized or resident in a country that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria); and (ii) the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person, or in any country or territory, that currently is the subject or target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as an underwriter, advisor, investor or otherwise) of Sanctions.  The Company and its Subsidiaries have not knowingly engaged in for the past three years, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions.

(ee)                                          Accurate Disclosure.  The statements made in the General Disclosure Package and the Final Prospectus, insofar as they purport to constitute summaries of the terms of the contracts and other documents that are so described, constitute accurate summaries of the terms of such contracts and documents in all material respects.

(ff)                                            Certain Relationships and Related Party Transactions.  No relationship, direct or indirect, that would be required to be described in a registration statement of the Company pursuant to Item 404 of Regulation S-K, exists between or among the Company or its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or its Subsidiaries, on the other hand, that has not been described in the General Disclosure Package and the Final Prospectus.

(gg)                                          Absence of Labor Dispute.  No labor disturbance by or dispute with the employees of the Company or its Subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.

(hh)                                        Accurate Disclosure.  The statements made in the General Disclosure Package and the Final Prospectus under the captions “Business—Regulation of the Oil and Gas Industry,” “Business—Regulation of Environmental and Occupational Safety and Health Matters” and “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders,” insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings in all material respects.

(ii)                                Insurance.  Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses.  All policies of insurance of the Company and its Subsidiaries are in all material respects in full force and effect; and the Company and its Subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Company nor its Subsidiaries have received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance, except as would not reasonably be expected to have a Material Adverse Effect.  There are no claims by the Company or its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause, the denial or defense of which would reasonably be expected to have a Material Adverse Effect; and neither the Company nor its Subsidiaries have reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(jj)                              Compliance with ERISA.  Except, in each case, for any such matter as would not reasonably be expected to have a Material Adverse Effect and as set forth in or contemplated by the General Disclosure Package and the Final Prospectus, (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) the “Control Group”) would have any liability (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each Plan subject to Title IV of ERISA, (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, excluding any reportable event for which a waiver could apply, (B) no Plan is or is reasonably expected to be “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) (C) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or the receipt by the Company or any member of the Control Group from the Pension Benefit Guaranty Corporation or the plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (D) no conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan and (E) neither the Company nor any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA) (a “Multiemployer Plan”); (iv) no Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); and (v) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(kk)                        No Restriction on Dividends.  No Subsidiary is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on its capital stock or limited liability company interests, as applicable, from repaying to the Company any loans or advances to it from the Company or from transferring any of its property or assets to the Company or any other Subsidiary, except as described in the General Disclosure Package and the Final Prospectus.

(ll)                                Statistical and Market-Related Data.  The statistical and market-related data included in the General Disclosure Package and the Final Prospectus is based on or derived from sources that the Company believes to be reliable in all material respects.

(mm)                Registration Rights.  Except as disclosed in the General Disclosure Package and the Final Prospectus and as set forth in the Forms of Registration Rights Agreement, filed with the Commission on September 26, 2016, as Exhibits 4.1 and 4.2 to the Registration Statement, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(l) hereof.

(nn)                        No Finder’s Fee.  The Company is not party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or the Underwriters for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Offered Securities.

(oo)                        Listing.  The Offered Securities have been approved for listing on the NASDAQ Stock Capital Market LLC (“NASDAQ”), subject to official notice of issuance.

(pp)                        Accurate Disclosure.  The statements set forth in each of the General Disclosure Package and the Final Prospectus under the caption “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Offered Securities and under the captions “Certain Relationships and Related Party Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Arrangements,”  insofar as they purport to summarize documents referred to therein, are accurate summaries in all material respects.

Absence of Unlawful Influence.  The Company has not offered or sold, or caused the Underwriters to offer or sell, any Offered Securities to any person pursuant to the Directed Share Program with the specific intent to unlawfully influence (i) a customer or supplier of the Company to alter the customer’s or supplier’s level or type of business with the Company or (ii) a trade journalist or publication to write or publish favorable information about the Company or its products.

(qq)                        Emerging Growth Company.  The Company is an emerging growth company as defined in Section 2(a)(19) of the Act.

(rr)                              “Testing-the-Waters Communication.” The Company has not (i) alone engaged in any Testing-the-Waters Communication other than Testing-the-Waters Communications with the consent of the Representatives with entities that are qualified institutional buyers within the meaning of Rule 144A or institutions that are accredited investors within the meaning of Rule 501 and (ii) authorized anyone other than the Representatives to engage in Testing-the-Waters Communications. The Company reconfirms that the Representatives have been authorized to act on its behalf in undertaking Testing-the-Waters Communications. “Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act. Further, the Company has not distributed any Written Testing-the-Waters Communications other than those listed on Schedule IV hereto. “Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405.

3.               Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of $[•] per share, that number of Firm Securities (rounded up or down, as determined by the Representatives in their discretion, in order to avoid fractions) obtained by multiplying [•] Firm Securities by a fraction the numerator of which is the number of Firm Securities set forth opposite the name of such Underwriter in Schedule A hereto and the denominator of which is the total number of Firm Securities.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the office of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, at [•] am (Eastern Time), on [•], 2016, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. Delivery of the Firm Securities will be made through the facilities of the Depositary Trust Company (the “DTC”) unless the Representatives shall otherwise instruct.

In addition, upon written notice from the Representatives given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. Such notice shall set forth (i) the aggregate number of shares of Optional Securities to be sold by the Company as to which the Underwriters are exercising the option and (ii) the time, date and place at which the Optional Securities will be delivered (each time for the delivery of and payment for the Optional Securities being herein referred to as an “Optional Closing Date,” which may be the First Closing Date) (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”). The Company agrees to sell to the Underwriters the number of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each Optional Closing Date shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price therefor in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the above office of Latham & Watkins LLP. The delivery of any Optional Securities will be made through the facilities of the DTC unless the Representatives shall otherwise instruct.

4.               Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.               Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a)         Additional Filings.  The Company will file the Final Prospectus, in a form approved by the

Representatives, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the Representatives, subparagraph (4)) of Rule 424(b) not later than the earlier of (A) the second business day following the execution and delivery of this Agreement or (B) the fifteenth business day after the Effective Time of the Initial Registration Statement. The Company will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing.  If an Additional Registration Statement is necessary to register a portion of the Offered Securities under the Act but the Effective Time thereof has not occurred as of the execution and delivery of this Agreement, the Company will file the additional registration statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to [•] [A.M.][P.M.], New York time, on the date of this Agreement or, if earlier, on or prior to the time the Final Prospectus is finalized and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by the Representatives.

(b)         Filing of Amendments: Response to Commission Requests.  The Company will promptly advise the Representatives of any proposal to amend or supplement at any time the Initial Registration Statement, any Additional Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representatives’ consent; and the Company will also advise the Representatives promptly of (i) the effectiveness of any Additional Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), (ii) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (iii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iv) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c)          Continued Compliance with Securities Laws.  If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d)         Rule 158.  As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the Effective Date of the Initial Registration Statement (or, if later, the Effective Time of the Additional Registration Statement), which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time on which the Company is required to file its Form 10-Q for such fiscal quarter except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Company is required to file its Form 10-K.

(e)          Furnishing of Prospectuses.  The Company will furnish, upon request, to the

Representatives copies of each Registration Statement (three of which will be signed and will include all exhibits), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives request. The Final Prospectus shall be so furnished within two business days following the execution and delivery of this agreement, unless otherwise agreed by the Company and the Representatives. All other such documents shall be so furnished as soon as available, unless otherwise agreed by the Company and the Representatives.

(f)           Blue Sky Qualifications.  The Company shall cooperate with the Underwriters and counsel for the Underwriters to qualify or register the Offered Securities for resale under (or obtain exemptions from the application of) the state securities or Blue Sky laws of those jurisdictions designated by the Underwriters, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Offered Securities.  Notwithstanding the foregoing, the Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not presently qualified or subject to taxation.

(g)          Reporting Requirements.  During the period of five years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, upon request, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request.  However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h)         Payment of Expenses.  The Company agrees with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company under this Agreement, including but not limited to, (i) any filing fees and reasonable attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Offered Securities for offer and sale under the state securities or Blue Sky laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, (ii) the filing fees incident to, and the reasonable fees and expenses of counsel for the Underwriters up to $20,000, in connection with the FINRA’s review and approval of the Underwriters’ participation in the offering and distribution of the Offered Securities, (iii) fees and expenses incident to listing the Offered Securities on the NASDAQ, (iv) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, (v) all reasonable and documented fees and disbursements of counsel (including non-U.S. counsel) incurred by the Underwriters in connection with the Directed Share Program and stamp duties, similar taxes or duties or other taxes, if any, incurred by the underwriters in connection with the Directed Share Program, (vi) expenses incurred in distributing preliminary prospectuses, the Final Prospectus (including any amendments and supplements thereto) and the Registration Statement (and exhibits thereto) to the Underwriters and expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors and (vii) all other fees, costs and expenses referred to in Item 13 of Part II of the Registration Statement.  The Company will also pay or reimburse the Underwriters (to the extent incurred by them) for costs and expenses of the Underwriters and the Company’s officers and employees and any other expenses of the Underwriters and the Company relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company, including 50% of the cost of the chartering of airplanes.  It is understood, however, that except as provided in this Section 5(h) and Sections 8 and 10 hereof, the

Underwriters will pay all of their own costs and expenses, including the fees of their counsel and any road show expenses incurred by them (other than costs and expenses incurred by the Underwriters on behalf of the Company).

(i)             Use of Proceeds.  The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and the Final Prospectus.

(j)            Absence of Manipulation.  The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(l)  (A) Restriction on Sale of Securities by the Company.  For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities (other than the Offered Securities and shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof and described in the Preliminary Prospectus or the General Disclosure Package), (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities (other than the grant of options pursuant to employee benefit plans, option plans, qualified stock option plans or other employee compensation plans existing on the date hereof and described in the Preliminary Prospectus or the General Disclosure Package), (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representatives, except (i) issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, (ii) the filing of a registration statement on Form S-8 relating to, and the issuance and sale of Lock-Up Securities pursuant to, the terms of a plan described in the General Disclosure Package and the Final Prospectus and (iii) the filing of a registration statement to register to sale of Securities issuable upon the conversion of shares of Series A Preferred Stock.  The initial Lock-Up Period will commence on the date hereof and continue for 180 days after the date hereof or such earlier date that the Representatives consent to in writing.

(B)       Agreement to announce lock-up waiver.  If the Representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up letter described in Section 7(l) hereof for an officer or director of the Company and provides the Company with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Company agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit A hereto through a major news service at least two business days before the effective date of the release or waiver

(m)     Transfer Restrictions.  In connection with the Directed Share Program, the Company will ensure that the Directed Shares will be restricted to the extent required by the FINRA or the FINRA rules from sale, transfer, assignment, pledge or hypothecation for a period of three months following the date of the effectiveness of the Registration Statement. Wells Fargo will notify the Company as to which Participants will need to be so restricted. The Company will direct the transfer agent to place stop transfer restrictions upon such securities for such period of time.

6.               Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company and the Representatives agree that any such Permitted Free Writing Prospectus is listed on Schedule B hereto.  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.  The Company represents that it has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show. If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption of Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

7.               Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a)                                 Auditor Comfort Letters.  The Representatives shall have received a “comfort letter,” dated the date hereof, of each of PwC, Hein and KPMG in form and substance satisfactory to the Representatives, covering the financial information in the Registration Statements, the General Disclosure Package and the Final Prospectus and other customary matters.  In addition, on each Closing Date, the Underwriters shall have received from each such accountant a “bring-down comfort letter” dated such Closing Date addressed to the Underwriters, in form and substance satisfactory to the Representatives, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall state the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings and (ii) procedures shall be brought down to a date no more than three (3) days prior to such Closing Date, except as otherwise agreed by the Representatives.

(b)                                 Ryder Scott Comfort Letter.  The Representatives shall have received a letter, dated the date hereof, of Ryder Scott, independent petroleum engineers, in form and substance satisfactory to the Representatives, covering the oil and gas reserves information in the Registration Statement, the General Disclosure Package and the Final Prospectus and other customary matters.  In addition, on each Closing Date, the Underwriters shall have received from such independent petroleum engineers a “bring-down comfort letter” dated such Closing Date addressed to the Underwriters, in form and substance satisfactory to the Representatives, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the oil and gas reserves information in the Registration Statement and the Final Prospectus and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than three (3) days prior to the Closing Date, except as otherwise agreed by the Representatives.

(c)                                  Effectiveness of Registration Statement.  If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such

Effective Time shall have occurred not later than [•] P.M., New York time, on the date of this Agreement or, if earlier, the time the Final Prospectus is finalized and distributed to any Underwriter, or shall have occurred at such later time as shall have been consented to by the Representatives.  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Representatives, shall be contemplated by the Commission.

(d)                                 No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole, which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NASDAQ, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(e)                                  Opinion of Counsel for the Company.  The Representatives shall have received an opinion, dated such Closing Date, of Vinson & Elkins L.L.P., as to the matters described in Schedule E hereto.

(f)                                   Opinion of Colorado Counsel for the Company.  The Representatives shall have received an opinion, dated such Closing Date, of Colorado counsel to the Company and XOG Services Inc., a Colorado corporation, as to the matters described in Schedule F hereto.

(g)                                  Opinion of Counsel for Underwriters.  The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(h)                                 Officer’s Certificate.  The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge, are contemplated by the Commission; and they have examined the General Disclosure Package and the Final Prospectus, and, in their opinion, (A) (1) the General Disclosure Package, as of the Applicable Time, and (2) the Final Prospectus, as of its date, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made) not misleading, and (B) since the Effective Date, no event has occurred that should have been set forth in a supplement or amendment to the Final Prospectus or any Issuer Free Writing Prospectus that has not been so set forth.

(i)                                     Lock-Up Agreements.  On or prior to the date hereof, the Representatives shall have received lockup letters in the form of Exhibit B from each of the parties listed on Schedule G hereto.

The Company will furnish the Representatives with any additional opinions, certificates, letters and documents as the Representatives reasonably request and conformed copies of documents delivered pursuant to this Section 7.  The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8.               Indemnification and Contribution.  (a)  Indemnification of Underwriters by Company.  The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (b) below.

The Company agrees to indemnify and hold harmless Wells Fargo and its affiliates and each person, if any, who controls Wells Fargo within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act (the “Designated Entities”), from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or with the consent of the Company for distribution to Participants in connection with the Directed Share Program or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arising out of or based upon the failure of any Participant to pay for and accept delivery of Directed Shares that the Participant agreed to purchase; or (iii) arising out of, related to, or in connection with the Directed Share Program, other than losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the willful misconduct or gross negligence of the Designated Entities.

(b)                                 Indemnification of Company.  Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement  and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: (i) the eighth paragraph on the cover of the Final Prospectus; (ii) the concession and reallowance figures appearing in the fifth paragraph under the caption “Underwriting (Conflicts of Interest)” and (iii) the paragraph relating to stabilization by the Underwriters under the caption “Underwriting (Conflicts of Interest).”

(c)                                  Actions against Parties; Notification.  Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above.  In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to the last paragraph in Section 8(a) hereof in respect of such action or proceeding, then in addition to such separate firm for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm (in addition to any local counsel) for Wells Fargo for the defense of any losses, claims, damages and liabilities arising out of the Directed Share Program, and all persons, if any, who control Wells Fargo within the meaning of either Section 15 of the Act of Section 20 of the Exchange Act. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d)                                 Contribution.  If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.  The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9.                        Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 hereof (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.                 Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities.  If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof or the occurrence of any event specified in Section 7(d) hereof (other than the occurrence of an event described in Section 7(d)(v)) hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including reasonable documented fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect.  In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 hereof and all obligations under Section 5 hereof shall also remain in effect.

11.                 Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, hand delivered or telecopied and confirmed to the Representatives at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629, Attention:  LCD-IBD; Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: (646) 834-8133); and Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004 or, if sent to the Company, will be mailed, hand delivered or telecopied and confirmed to it at 370 17th Street, Suite 5300, Denver, Colorado 80202, Attention: Russell T. Kelly, Jr. (Fax: (713) 871-0388), with copies to Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, Attention: Douglas E. McWilliams (Fax: (713) 615-5725) and Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, Attention: Julian S. Seiguer (Fax: (713) 615-5862).

12.                 Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

13.                 Representation of Underwriters.  The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives jointly or by Credit Suisse will be binding upon all the Underwriters.

14.                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.                 Absence of Fiduciary Relationship.  The Company acknowledges and agrees that:

(a)         No Other Relationship.  The Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company on other matters;

(b)         Arms’ Length Negotiations.  The price of the Offered Securities set forth in this Agreement was established by Company following discussions and arms-length negotiations with the Representatives, and the Company is capable of evaluating and understanding and understand and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)          Absence of Obligation to Disclose.  The Company has been advised that the Representatives and its affiliates are engaged in a broad range of transactions, which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)         Waiver.  The Company waives, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16.                 Applicable Law. This Agreement shall be governed by, and construed in accordance with,

the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17.                 Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

[Signature Pages Follows]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

EXTRACTION OIL & GAS, INC.

By:
Name: Russell T. Kelley, Jr.
Title: Chief Financial Officer

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

Acting on behalf of itself and as a Representative of the several Underwriters.

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

BARCLAYS CAPITAL INC.

By:
Name:
Title:

Acting on behalf of itself and as a Representative of the several Underwriters.

Signature Page to Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

GOLDMAN, SACHS & CO.

By:
Name:
Title:

Acting on behalf of itself and as a Representative of the several Underwriters.

Signature Page to Underwriting Agreement

SCHEDULE A

Underwriter	Number of Firm Securities to be Purchased
Credit Suisse Securities (USA) LLC	[•]
Barclays Capital Inc.	[•]
Goldman, Sachs & Co.	[•]
Citigroup Global Markets Inc.	[•]
[•]	[•]

Total	[•]

SCHEDULE B

1.              General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.  [None].

2.              Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

Price per share to the public: $[•]

SCHEDULE C

Subsidiaries

Entity	Jurisdiction of Incorporation/Formation
7N, LLC	Delaware
8 North, LLC	Delaware
Elevation Midstream, LLC	Delaware
Extraction Finance Corp.	Delaware
Mountaintop Minerals, LLC	Delaware
XOG Services, LLC	Delaware
XOG Services, Inc.	Colorado
XTR Midstream, LLC	Delaware

SCHEDULE D

Jurisdictions of Foreign Qualification

Entity	Jurisdiction(s)
7N, LLC	Colorado
8 North, LLC	Colorado, Wyoming
Elevation Midstream, LLC	Colorado
Extraction Finance Corp.	None
Mountaintop Minerals, LLC	Colorado
XOG Services, LLC	Colorado, Texas, Wyoming
XOG Services, Inc.	[•]
XTR Midstream, LLC	Colorado, Wyoming

SCHEDULE E

Form of Vinson & Elkins L.L.P. Opinion

1.              The Company is validly existing and in good standing under the laws of Delaware, with the corporate power and authority to own or lease its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing in the States of Colorado, Texas and Wyoming.

2.              Each subsidiary of the Company other than XOG Services, Inc. (the “Delaware Subsidiaries”) is validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each of the Delaware Subsidiaries is duly qualified to do business as a foreign corporation in good standing in all jurisdictions listed on Schedule I to such opinion in which its ownership or lease of property or the conduct of its business requires such qualification.

3.              The Offered Securities to be issued and sold by the Company to the Underwriters under the Underwriting Agreement have been duly authorized in accordance with the Company’s Certificate of Incorporation and Bylaws (together, the “Governing Documents”) and, when issued and delivered by the Company to the Underwriters upon payment therefor in accordance with the Underwriting Agreement, will be validly issued in accordance with the Governing Documents, free of preemptive rights under federal law, the Delaware General Corporation Law (the “DGCL”) or the Governing Documents, fully paid and non-assessable.

4.              Except as set forth in the General Disclosure Package and the Final Prospectus, there are no persons with registration rights or other similar rights described in or created pursuant to any agreement filed as an exhibit to the Registration Statement to have any securities registered pursuant to the Registration Statement or registered by the Company under the Securities Act of 1933 (the “Securities Act”) or otherwise; and, except as set forth in the General Disclosure Package and the Final Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company described in or created pursuant to any agreement filed as an exhibit to the Registration Statement are outstanding.

5.              The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Underwriting Agreement and to issue and sell the Offered Securities.

6.              The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

7.              None of the issuance and sale of the Offered Securities, the execution, delivery and performance of the Underwriting Agreement by the Company or the consummation of the transactions contemplated thereby, and the application of the proceeds from the sale of the Offered Securities as described under “Use of Proceeds” in the General Disclosure Package and the Final Prospectus will (a) result in a breach or result in a default (or an event that, with notice or lapse of time or both, would constitute such an event) under the Amended and Restated Credit Agreement; (b) violate the provisions of the limited liability company agreement, charter or by-laws (or similar organizational documents) of the Company or the Delaware Subsidiaries or (c) violate any federal (based on the limitations set forth in such opinion) rule or regulation applicable to the Company, or the DGCL, except, with respect to clauses (a) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; it being understood that we express no opinion in clause (c) of this paragraph (7) with respect to any federal or state securities, Blue Sky or anti-fraud laws, rules or regulations.

8.              The Registration Statement has been declared effective under the Act; to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened by the Commission; and any required filing of the Final Prospectus pursuant to Rule 424(b) under the Act has been made in the manner and within the time period required by such rule.

9.              The Reorganization Transactions have been duly authorized by Holdings and the Company (together, the “Company Parties”).

10.       Except as described in the General Disclosure Package and the Final Prospectus, no consent, approval, authorization or order of, registration or qualification with any U.S. Federal or Delaware court or governmental agency is required to be obtained or made by the Company for the execution, delivery and performance by the Company of the Underwriting Agreement, the compliance by the Company with the terms thereof and the issuance and sale of the Offered Securities by the Company, being delivered on the date hereof pursuant to the Underwriting Agreement, except (a) as have been obtained or made, (b) for the registration of the offering and sale of the Offered Securities under the Securities Act, (c) for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under applicable federal or state securities or Blue Sky laws and the approval by FINRA of the underwriting terms and arrangements in connection with the purchase and distribution of the Offered Securities by the Underwriters or (d) for such consents that, if not obtained, have not or would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

11.       The statements set forth in the General Disclosure Package and the Final Prospectus under the headings “Business—Regulation of the Oil and Gas Industry,” “Business—Regulation of Environmental and Occupational Safety and Health Matters,” “Description of Capital Stock” and “Shares Eligible for Future Sale” and in the Registration Statement in Item 14, to the extent that they constitute descriptions or summaries of the terms of the Offered Securities or the documents referred to therein, or refer to statements of federal law, the laws of the State of Delaware or legal conclusions, are accurate in all material respects, subject to the assumptions and qualifications set for therein.

12.       The statements contained in the General Disclosure Package and the Final Prospectus under the caption “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects, subject to the assumptions and qualifications set for therein.

13.       The Company is not, and after giving effect to the offer and sale of the Offer Securities pursuant to the terms of the Underwriting Agreement and application of the net proceeds therefrom as described in the General Disclosure Package and the Final Prospectus under the caption “Use of Proceeds,” will not be, an “investment company” as defined in the Investment Company Act.

14.       Each of the Registration Statement, at the time it was declared effective, the General Disclosure Package, as of the Applicable Time, and the Final Prospectus, when filed with the Commission pursuant to Rule 424(b) under the Securities Act and at the Closing Date (in each case other than (a) the financial statements and related schedules, including the notes and schedules thereto and the auditor’s report thereon, (b) the other financial data derived therefrom and (c) oil and natural gas reserve data or reports, in each case included in or omitted from the Registration Statement, the General Disclosure Package and the Prospectus, as to which we express no opinion), appeared on their face to comply as to form in all material respects with the requirements of the Securities Act.

We have participated in conferences with representatives of the Company and with representatives of its independent accountants and counsel for the Underwriters at which conferences the contents of the General Disclosure Package and the Final Prospectus and any amendment and supplement thereto and related matters were discussed. Although we have not independently verified, are not passing upon, and are not assuming any responsibility for or expressing any opinion regarding the accuracy, completeness, or fairness of the statements contained in, the General Disclosure Package and the Final Prospectus (except to the extent specified in paragraphs (11) and (12) above), based on the foregoing, in participation in this transaction (and relying as to materiality as to factual matters on officers, employees, and other representatives of the Company), no facts have come to our attention that have caused us to believe that:

(a)                                 the Registration Statement, at the time it was declared effective (including the information, if any, deemed pursuant to Rule 430A to be part of the Registration Statement at the time of effectiveness), contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein not misleading;

(b)                                 the General Disclosure Package, as of the Applicable Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(c)                                  the Final Prospectus, as of its date and as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

except that in each case such counsel need not express any belief with respect to (i) the financial statements and related schedules, including the notes and schedules thereto and the auditor’s report thereon, (ii) any other financial or accounting information; or (iii) any oil and natural gas reserve data or reports, in each case included in or omitted from the Registration Statement, the General Disclosure Package and the Prospectus.

SCHEDULE F

Form of Opinion of Colorado Counsel of the Company

1.              XOG Services Inc. has been duly incorporated and is existing and in good standing under the laws of the State of Colorado, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding capital stock of XOG Services Inc. has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of XOG Services Inc. is owned free from liens, encumbrances and defects; and

2.              None of the issuance and sale of the Offered Securities, the execution, delivery and performance of the Underwriting Agreement by the Company or the consummation of the transactions contemplated thereby, and the application of the proceeds from the sale of the Offered Securities as described under “Use of Proceeds” in the General Disclosure Package and the Final Prospectus will violate the provisions of the by-laws of XOG Services Inc., except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SCHEDULE G

Parties Signing Lock-Up Agreement

YT Extraction Co Investment Partners, LP
Yorktown Energy Partners X, L.P.
Yorktown Energy IX, L.P.
Yorktown Energy Partners XI, L.P.
Bronco Investments (EQ), LLC
NB PEP Holdings Limited
NB Crossroads XX- MC Holdings LP
NB Sauger Fund Limited Partnership
NBSCIP II Extraction Holdings
NB SOF III Holdings LP
BlackRock Inc.
Mark A. Erickson
Matthew R. Owens
Russell T. Kelley, Jr.
John S. Gaensbauer
Peter A. Leidel
Marvin Chronister
Patrick D. O’Brien

SCHEDULE H

Schedule of Written Testing-the-Waters Communication

Extraction Oil & Gas, LLC Company Overview May 2016

Exhibit A

Form of Press Release

Extraction Oil & Gas, Inc.

[Date]

Extraction Oil & Gas (“Company”) announced today that Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Goldman, Sachs & Co., the lead book-running managers in the Company’s recent public sale of       shares of common stock, are [waiving] [releasing] a lock-up restriction with respect to     shares of the Company’s common stock held by [certain officers or directors] [an officer or director] of the Company.   The [waiver] [release] will take effect on      ,          20    , and the shares may be sold on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

Exhibit B

Form of Lock-Up Letter

Extraction Oil & Gas, Inc.

370 17th Street, Suite 5300

Denver, Colorado 80202

Credit Suisse Securities (USA) LLC

Barclays Capital Inc.

Goldman, Sachs & Co.

As Representatives of the Several Underwriters

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue,

New York, New York 10010-3629

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made that is intended to result in the establishment of a public market for the common stock, par value $0.01 per share (the “Securities”), of Extraction Oil & Gas, Inc., and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Goldman, Sachs & Co. (collectively, the “Representatives”). In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement.

Any Securities received upon exercise of options or other securities of the Company granted to the undersigned and any Securities acquired by the undersigned in the open market will also be subject to this Lock-Up Agreement.  However, the restrictions in this Lock-Up Agreement shall not apply to (a) any transactions relating to Securities acquired in the open market after the closing of the offering, provided that with respect to any sale or other disposition of such Securities, no filing under the Securities Exchange Act of 1934 (the “Exchange Act”) (other than on Form 5) or other public announcement shall be required or shall be voluntarily made by any party in connection with subsequent sales of such Securities acquired in such open market transactions during the Lock-Up Period, (b) any exercise of options or vesting or exercise of any other equity-based award, in each case under the Company’s equity incentive plan or any other plan or agreement described in the prospectus included in the Registration Statement, provided that any Securities received upon such exercise or vesting will also be subject to this Lock-Up Agreement, (c) transfers as a bona fide gift or gifts, (d) transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the undersigned or his or her family members, (e) transfers by testate or intestate succession, provided that in each transfer pursuant to clauses (c)-(e) the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing or public announcement by any party (donor, donee, transferor or transferee) under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5), or (f) the establishment of any written contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of Securities or securities convertible into, or exchangeable or exercisable for, Securities, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period (as the same may be extended pursuant to the provisions hereof); and provided further, that no party is required to publicly announce, file, or report the establishment of such Rule 10b5-1 Plan in any public report, announcement, or filing with the Commission under the Exchange Act during the Lock-Up Period and does not otherwise voluntarily effect any such public report, announcement, or filing regarding such Rule 10b5-1 Plan.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.  Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release.  The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

It is understood that if the Underwriting Agreement is executed yet terminates (other than the provisions thereof that survive termination) prior to payment for and delivery of the Offered Securities, the undersigned shall be released from all obligations under this Lock-Up Agreement.  Further, this Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before [•], 2016.  This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name of officer, director or stockholder]